[Flexible Premium]

                           [Form of Actuarial Opinion]

                                                              [date]



Equitable Variable Life Insurance Company
787 Seventh Avenue
New York, New York  10019



         This opinion is furnished in connection with the Registration Statement on Form S-6, File No. [ ] ("Registration Statement") of Separate Account FP ("Separate Account FP") of Equitable Variable Life Insurance Company ("Equitable Variable") covering an indefinite number of units of interest in Separate Account FP under Incentive Life Protector (TM) (policy form no. 96-400), flexible premium variable life insurance policies ("Policies"). Net premiums received under the Policies may be allocated to Separate Account FP as described in the Prospectus included in the Registration Statement.

         I participated in the preparation of the Policies and I am familiar with their provisions. I am also familiar with the description contained in the prospectus. In my opinion:

         1. The Illustrations of Cash Surrender Values Based on Historical Investment Results in the Summary to the Prospectus and the Illustrations of Policy Benefits in Part 4 of the Prospectus (the "Illustrations") are consistent with the provisions of the Policies. The assumptions upon which these Illustrations are based, including the current cost of insurance and expense charges, are stated in the Prospectus and are reasonable. The Policies have not been designed so as to make the relationship between premiums and benefits, as shown in the Illustrations, appear disproportionately more favorable to prospective purchasers of Policies for non-tobacco user preferred risk males age 40 than to prospective purchasers of Policies for males at other ages or in other underwriting classes or for females. The particular Illustrations shown were not selected for the purpose of making the relationship appear more favorable.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Accounting and Actuarial Experts" in the Prospectus.

                                                    Very truly yours,




                                                    ----------------------------
                                                    Barbara Fraser,
                                                    F.S.A., M.A.A.A.
                                                    Vice President
                                                    The Equitable Life Assurance
                                                    Society of the United States


37739-1